EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income by business segment
    Selected financial ratios
    Asset activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Net gains (losses) on sales of loans and mortgage-backed securities
    Loan servicing income (loss), net
    Mortgage servicing rights activity
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale, net
    Delinquent loans
    Non-performing assets

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Financial Officer (949)509-4440

DOWNEY ANNOUNCES 50% INCREASE IN SECOND QUARTER EARNINGS

          Newport Beach, California - July 19, 2004 - Downey Financial Corp. (NYSE: DSL) reported that net income for the second quarter of 2004 totaled $27.8 million or $0.99 per share on a diluted basis, up 50.3% from $18.5 million or $0.66 per share in the year-ago second quarter. No shares of common stock were repurchased during the current quarter, and $38 million of the previously announced $50 million authorization remains available for future share repurchases.

          The increase in net income between second quarters primarily reflected:

  A $35.5 million improvement in loan servicing income reflecting a positive change in both provision for impairment and amortization of mortgage servicing rights;
  A $5.0 million increase in income from real estate and joint ventures held for investment due primarily to higher gains from sales;
  A $3.0 million increase in net gains on sales of loans and mortgage-backed securities due primarily to a favorable change in the SFAS 133 impact of valuing derivatives associated with the sale of loans; and
  A $2.4 million increase in net interest income due to higher average interest-earning assets.

Those positive factors were partially offset by:

  A $21.9 million unfavorable change in securities gains/losses (both investment and trading) that were acquired as a partial economic hedge against value changes of mortgage servicing rights;
  A $6.0 million increase in operating expense primarily reflecting higher salaries and related costs; and
  A $2.1 million increase in provision for loan losses primarily reflecting growth in the loan portfolio during the current quarter.

          For the first six months of 2004, net income totaled $36.7 million or $1.31 per share on a diluted basis, down from $48.7 million or $1.74 for the first six months of 2003.

          Marangal I. Domingo, President and Chief Executive Officer, commented, "We continue to experience strong loan growth this year, as borrower preference switched towards the end of 2003 from fixed rate to adjustable rate loans. Since year end, our loan portfolio has increased by 22% and that growth is benefiting our net interest income. Given our record production of portfolio loans and current outlook for continued strong demand, we will sell, to the extent necessary, some of our production of adjustable rate loans into the secondary market to manage the balance sheet to remain in compliance with our regulatory capital requirements."

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          Mr. Domingo continued by stating, "Towards the end of the second quarter, we issued $200 million of 10-year senior notes. A portion of the net proceeds from that issue will be used to redeem all of our outstanding junior subordinated debentures. As a result, we will annually save about $4.2 million of interest expense. However, since the debentures are being redeemed prior to their maturity, we will need to write-off approximately $4.1 million of deferred issuance costs in the third quarter. The balance of the net proceeds from the senior debt issue are being used for general corporate purposes and may include in the future capital contributions to the Bank."

Net Interest Income

          Net interest income totaled $76.6 million in the second quarter of 2004, up $2.4 million or 3.2% between second quarters. The increase reflected higher interest-earning assets, which averaged $12.963 billion in the current quarter, up 17.7% from a year ago. The effective interest rate spread averaged 2.36% in the current quarter, down from 2.70% a year ago. The decline between second quarters was due to the yield on interest-earning assets declining more rapidly than the cost of funds. The more rapid decline in the yield on interest-earning assets primarily reflected a positive interest rate gap (i.e., more interest-earning assets reprice to market interest rates within one year than do interest-bearing liabilities). In addition, the decline in the effective interest rate spread also reflected a higher proportion of MTA ARMs that currently have lower fully-indexed yields than COFI ARMs and a lower percentage of higher yielding subprime loans.

          For the first six months of 2004, net interest income totaled $146.0 million, down $9.1 million from a year ago.

Provision for Loan Losses

          During the current quarter, provision for loan losses totaled $1.5 million, compared to a $0.6 million reversal in the year-ago second quarter. The higher provision was due to growth in the loan portfolio, whereas the reversal a year ago primarily reflected an improvement in credit quality. The allowance for loan losses was $33 million at June 30, 2004, compared to $30 million at year-end 2003 and $32 million at June 30, 2003. Net charge-offs totaled $0.1 million in the second quarter of 2004, compared to $0.2 million in the year-ago quarter.

          For the first six months of 2004, provision for loan losses totaled $3.3 million and net charge-offs were $0.1 million. That compares to a $2.3 million reversal and net charge-offs of $0.4 million in the year-ago period.

Other Income

          Other income totaled $30.2 million in the second quarter of 2004, up $21.7 million from a year ago. Contributing to the increase between second quarters was:

  A $35.5 million improvement in loan servicing income, as income of $13.8 million was recorded in the current quarter, compared to a loss of $21.7 million a year-ago. The primary reason for the improvement was a positive change associated with the valuation allowance for mortgage servicing rights. The current quarter included a $14.3 million reduction of impairment, whereas the year-ago quarter included a provision of $13.2 million. In addition, loan servicing results benefited between second quarters from a decline in the amortization of mortgage servicing rights of $5.9 million due to a decline in prepayment speeds. At June 30, 2004, mortgage servicing rights, net of a $4 million valuation allowance, totaled $92 million or 1.00% of the $9.243 billion of associated loans serviced for others.
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  A $5.0 million increase in income from real estate and joint ventures held for investment. Gains from sales totaled $6.2 million in the current quarter, up $5.0 million from a year ago.
  A $3.0 million increase in net gains from sales of loans and mortgage-backed securities. The increase was primarily due to the SFAS 133 impact of valuing derivatives associated with the sale of loans. The current quarter included a SFAS 133 gain of $3.4 million, whereas the year-ago quarter included a $2.9 million SFAS 133 loss. Excluding the impact of SFAS 133, a gain equal to $12.3 million or 1.08% on secondary marketing sales of $1.139 billion was realized, compared to the year-ago gain of $15.6 million or 0.75% on secondary market sales of $2.078 billion.

Partially offsetting those favorable items was a $21.9 million unfavorable change in securities gains/losses. The current quarter included losses of $21.3 million from sales of investment securities, whereas the year-ago quarter included gains of $0.6 million from trading securities. Both the investment securities and trading securities were originally purchased as a partial economic hedge against value changes of mortgage servicing rights. At March 31, 2004, securities available for sale included $517 million associated with that partial economic hedge. As interest rates began to increase during the current quarter, the price sensitivity of the mortgage servicing rights changed and approximately half of the securities were sold at a loss to reset the hedge. At June 30, 2004, securities available for sale included $239 million, net of an $8 million unrealized loss, associated with the partial economic hedge.

Operating Expense

          Operating expense totaled $57.2 million in the current quarter, up $6.0 million or 11.7% from the second quarter of 2003, due to higher general and administrative expense. The increase was primarily in salaries and related costs, up $4.5 million or 13.8%.

Assets, Loan Originations and Deposits

          At June 30, 2004, assets totaled $14.222 billion, up 19.0% from a year ago and up $2.576 billion or 22.1% from December 31, 2003. During the current quarter, portfolio originations exceeded loan payoffs, resulting in an increase of $1.245 billion in loans held for investment and loans held for sale increased by $132 million. Those increases were partially offset by a decline of $241 million in securities available for sale due primarily to the previously mentioned sale of securities and a decline in other assets, which included a receivable at March 31, 2004, related to securities sold the last day of the first quarter for which proceeds were received the next business day.

          Loan originations (including purchases) totaled a record $3.869 billion in the second quarter of 2004, up from $3.527 billion in the second quarter of 2003. Loans originated for sale declined $882 million to $1.279 billion, while single family loans originated for portfolio increased by $1.102 billion to a quarterly record of $2.390 billion. Of the current quarter total originated for portfolio, $205 million represented subprime credits. At quarter end, the subprime portfolio totaled $1.077 billion, with an average loan-to-value ratio at origination of 72% and, of the total, 93% represented "Alt. A and A-" credits. In addition to single family loans, $200 million of other loans were originated in the quarter.

          Deposits totaled $8.948 billion at June 30, 2004, up 0.6% from the year-ago level and up $654 million or 7.9% since year-end 2003. During the quarter:

  One traditional branch was opened as a replacement for an in-store branch that was closed during first quarter 2004 due to the sale of the grocery store in which it was located;
  One traditional branch was closed due to its consolidation into a nearby branch; and
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  Four in-store branches were closed due to the closure of the grocery stores in which they were located. In the interim, the associated deposits have been moved to other branch locations. Three replacement locations have been identified for these closed branches which are expected to open by October. Previously, a fifth in-store branch was identified for closure due to the closure of the grocery store, but as of yet, no closure date has been established by the grocery chain.

This brings the total number of branches to 167, of which 164 are in California and three are in Arizona. At quarter end, the average deposit size of our 72 traditional branches was $102 million, while the average deposit size of our 95 in-store branches was $17 million.

Non-Performing Assets

          Non-performing assets declined $14 million during the quarter to $40 million, or 0.28% of total assets, compared to 0.42% at year-end 2003. The decline occurred in both prime and subprime single family credits.

Regulatory Capital Ratios

          At June 30, 2004, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 6.68% and a risk-based capital ratio of 13.13%. These capital levels were well above the "well capitalized" standards of 5% and 10%, respectively, as defined by regulation.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
(Dollars in Thousands, Except Per Share Data)	2004	2003	2003

Assets
Cash	$126,361	$111,667	$136,423
Federal funds	-	1,500	89,210

Cash and cash equivalents	126,361	113,167	225,633
Trading securities, at fair value	-	-	201,781
U.S. Treasury securities, agency obligations and other investment
securities available for sale, at fair value	630,785	690,347	276,971
Municipal securities held to maturity, at amortized cost (estimated
fair value of $6,135 at June 30, 2003)	-	-	6,148
Loans and securities purchased under resale agreements	-	-	60,000
Loans held for sale, at lower of cost or fair value	661,481	279,657	721,929
Mortgage-backed securities available for sale, at fair value	321	334	1,736
Loans receivable held for investment	12,309,935	10,116,519	10,049,361
Investments in real estate and joint ventures	31,517	35,716	36,297
Real estate acquired in settlement of loans	2,424	5,803	9,464
Premises and equipment	107,277	110,316	113,434
Federal Home Loan Bank stock, at cost	167,797	123,089	120,517
Investment in Downey Financial Capital Trust I	3,711	3,711	3,711
Mortgage servicing rights, net	92,049	82,175	48,722
Other assets	88,689	85,146	75,573

	$14,222,347	$11,645,980	$11,951,277

Liabilities and Stockholders’ Equity
Deposits	$8,948,238	$8,293,758	$8,895,452
Securities sold under agreements to repurchase	239,688	-	-
Federal Home Loan Bank advances	3,556,087	2,125,150	1,672,850
Real estate notes	-	4,161	3,121
Senior notes	198,179	-	-
Junior subordinated debentures	123,711	123,711	123,711
Accounts payable and accrued liabilities	88,608	63,584	303,937
Deferred income taxes	125,384	118,598	82,841

Total liabilities	13,279,895	10,728,962	11,081,912

Stockholders’ equity:
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at June 30, 2004, December 31, 2003 and
June 30, 2003; outstanding 27,968,283 shares at June 30, 2004 and
27,928,722 shares at both December 31, 2003 and June 30, 2003	282	282	282
Additional paid-in capital	93,792	93,792	93,792
Accumulated other comprehensive income (loss)	(5,745)	807	1,135
Retained earnings	864,704	834,307	786,326
Treasury stock, at cost, 266,739 shares at June 30, 2004 and 306,300 shares
at both December 31, 2003 and June 30, 2003	(10,581)	(12,170)	(12,170)

Total stockholders’ equity	942,452	917,018	869,365

	$14,222,347	$11,645,980	$11,951,277

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in Thousands, Except Per Share Data)	2004	2003	2004	2003

Interest income
Loans receivable	$123,313	$130,884	$238,843	$273,373
U.S. Treasury securities and agency obligations	6,332	1,886	10,396	5,023
Mortgage-backed securities	3	19	6	35
Other investments	1,594	1,485	2,792	3,140

Total interest income	131,242	134,274	252,037	281,571

Interest expense
Deposits	34,662	42,369	67,262	90,219
Federal Home Loan Bank advances and other borrowings	16,543	14,559	32,248	29,976
Senior notes	292	-	292	-
Junior subordinated debentures	3,134	3,134	6,268	6,268

Total interest expense	54,631	60,062	106,070	126,463

Net interest income	76,611	74,212	145,967	155,108
Provision for (reduction of) loan losses	1,458	(624)	3,262	(2,333)

Net interest income after provision for (reduction of) loan losses	75,153	74,836	142,705	157,441

Other income, net
Loan and deposit related fees	14,419	13,649	26,875	25,627
Real estate and joint ventures held for investment, net	7,048	2,069	7,974	3,012
Secondary marketing activities:
Loan servicing income (loss), net	13,786	(21,692)	(459)	(35,378)
Net gains on sales of loans and mortgage-backed securities	15,675	12,652	17,047	32,415
Net gains on sales of mortgage servicing rights	-	18	-	23
Net gains on trading securities	-	591	-	591
Net gains (losses) on sales of investment securities	(21,271)	-	(19,159)	8
Litigation award	-	265	-	2,717
Other	523	938	855	1,517

Total other income, net	30,180	8,490	33,133	30,532

Operating expense
Salaries and related costs	37,575	33,028	73,144	67,154
Premises and equipment costs	8,200	7,971	16,408	15,684
Advertising expense	1,165	1,016	2,873	1,809
SAIF insurance premiums and regulatory assessments	744	825	1,501	1,656
Professional fees	356	418	724	1,046
Other general and administrative expense	9,432	8,111	17,914	16,004

Total general and administrative expense	57,472	51,369	112,564	103,353
Net operation of real estate acquired in settlement of loans	(237)	(111)	(309)	186

Total operating expense	57,235	51,258	112,255	103,539

Income before income taxes	48,098	32,068	63,583	84,434
Income taxes	20,277	13,553	26,850	35,702

Net income	$27,821	$18,515	$36,733	$48,732

PER SHARE INFORMATION

Basic	$0.99	$0.66	$1.31	$1.74

Diluted	$0.99	$0.66	$1.31	$1.74

Cash dividends declared and paid	$0.10	$0.09	$0.20	$0.18

Weighted average diluted shares outstanding	27,990,588	27,970,022	27,985,565	27,968,194

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in Thousands)	2004	2003	2004	2003

Net income by business segment
Banking	$23,726	$17,145	$32,113	$46,650
Real estate investment	4,095	1,370	4,620	2,082

Total net income	$27,821	$18,515	$36,733	$48,732

Selected financial ratios
Effective interest rate spread	2.36%	2.70%	2.39%	2.78%
Efficiency ratio (a)	57.62	63.92	65.78	57.45
Return on average assets	0.83	0.65	0.58	0.84
Return on average equity	11.95	8.64	7.94	11.49

Asset activity
Loans for investment portfolio: (b)
Originations:
Residential one-to-four units	$2,185,061	$1,223,368	$3,915,531	$1,929,628
Residential one-to-four units — subprime	204,688	63,976	377,233	140,464
All other	200,017	78,407	325,408	129,562
Repayments	(1,294,340)	(1,352,321)	(2,358,633)	(2,479,933)

Loans originated for sale portfolio (b)	1,279,208	2,161,154	2,206,985	3,768,301

Loans and mortgage-backed securities sold (c)	(1,139,029)	(2,078,371)	(1,817,775)	(3,702,537)

Increase (decrease) in loans (including
mortgage-backed securities)	1,377,639	97,469	2,575,227	(203,916)

Increase (decrease) in assets	697,218	509,627	2,576,367	(30,601)

Increase (decrease) in deposits	131,065	(102,106)	654,480	(342,898)

Increase in borrowings	1,058,553	375,121	1,864,643	51,887

Earnings Release and Table Listing

	June 30,	December 31,	June 30,
	2004	2003	2003

Capital ratios (Bank only)
Tangible	6.68%	7.96%	7.20%
Core	6.68	7.96	7.20
Risk-based	13.13	15.55	14.23

Book value per share	$33.70	$32.83	$31.13

Number of branches including in-store locations	167	172	170

(a) The amount of general and administrative expense expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment and litigation award.
(b) Includes loans purchased.
(c) Includes $2.7 million of non-mortgage commercial loans in 2003.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended June 30,

	2004			2003

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans	$12,120,003	$123,313	4.07%	$10,517,236	$130,884	4.98%
Mortgage-backed securities	325	3	3.69	1,802	19	4.22
Investment and trading securities	842,703	7,926	3.78	492,782	3,371	2.74

Total interest-earning assets	12,963,031	131,242	4.05	11,011,820	134,274	4.88
Non-interest-earning assets	415,503			411,925

Total assets	$13,378,534			$11,423,745

Transaction accounts:
Non-interest-bearing checking	$496,445	$-	-%	$402,183	$-	-%
Interest-bearing checking (a)	550,258	536	0.39	439,909	283	0.26
Money market	144,344	376	1.05	127,162	355	1.12
Regular passbook	3,844,436	10,283	1.08	3,896,717	13,253	1.36

Total transaction accounts	5,035,483	11,195	0.89	4,865,971	13,891	1.15
Certificates of deposit	3,851,486	23,467	2.45	4,018,803	28,478	2.84

Total deposits	8,886,969	34,662	1.57	8,884,774	42,369	1.91
FHLB advances and other borrowings (b)	3,251,957	16,543	2.05	1,384,203	14,559	4.22
Senior notes and junior subordinated debentures (c)	141,419	3,426	9.69	123,711	3,134	10.13

Total deposits and borrowings	12,280,345	54,631	1.79	10,392,688	60,062	2.32
Other liabilities	166,886			173,451
Stockholders’ equity	931,303			857,606

Total liabilities and stockholders’ equity	$13,378,534			$11,423,745

Net interest income/interest rate spread		$76,611	2.26%		$74,212	2.56%
Excess of interest-earning assets over deposits and borrowings	$682,686			$619,132
Effective interest rate spread			2.36			2.70

	Six Months Ended June 30,

Interest-earning assets:
Loans	$11,472,856	$238,843	4.16%	$10,638,317	$273,373	5.14%
Mortgage-backed securities	328	6	3.66	1,907	35	3.67
Investment and trading securities	751,726	13,188	3.53	515,083	8,163	3.20

Total interest-earning assets	12,224,910	252,037	4.12	11,155,307	281,571	5.05
Non-interest-earning assets	410,796			409,674

Total assets	$12,635,706			$11,564,981

Transaction accounts:
Non-interest-bearing checking	$471,031	$-	-%	$393,135	$-	-%
Interest-bearing checking (a)	534,915	996	0.37	432,860	582	0.27
Money market	142,199	740	1.05	125,678	769	1.23
Regular passbook	3,880,975	21,145	1.10	3,830,620	28,082	1.48

Total transaction accounts	5,029,120	22,881	0.91	4,782,293	29,433	1.24
Certificates of deposit	3,655,960	44,381	2.44	4,147,842	60,786	2.96

Total deposits	8,685,080	67,262	1.56	8,930,135	90,219	2.04
FHLB advances and other borrowings (b)	2,729,433	32,248	2.38	1,491,649	29,976	4.05
Senior notes and junior subordinated debentures (c)	132,565	6,560	9.90	123,711	6,268	10.13

Total deposits and borrowings	11,547,078	106,070	1.85	10,545,495	126,463	2.42
Other liabilities	163,118			171,364
Stockholders’ equity	925,510			848,122

Total liabilities and stockholders’ equity	$12,635,706			$11,564,981

Net interest income/interest rate spread		$145,967	2.27%		$155,108	2.63%
Excess of interest-earning assets over deposits and borrowings s	$677,832			$609,812
Effective interest rate spread			2.39			2.78

(a) Included amounts swept into money market deposit accounts.
(b) Starting in the first quarter of 2004, the impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month LIBOR variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.
(c) We will redeem our junior subordinated debentures before their maturity on July 23, 2004.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Dollars in Thousands)	2004	2003	2004	2003

Loan and deposit related fees
Loan related fees:
Prepayment fees	$5,090	$4,291	$8,889	$7,704
Other fees	2,215	2,925	4,215	5,499
Deposit related fees:
Automated teller machine fees	2,455	2,180	4,698	4,266
Other fees	4,659	4,253	9,073	8,158

Total loan and deposit related fees	$14,419	$13,649	$26,875	$25,627

Net gains (losses) on sales of loans and mortgage-backed
securities
Mortgage servicing rights	$12,074	$15,405	$18,042	$30,359
All other components excluding SFAS 133	249	183	(1,065)	5,131
SFAS 133	3,352	(2,936)	70	(3,075)

Total net gains on sales of loans and
mortgage-backed securities	$15,675	$12,652	$17,047	$32,415

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	1.08%	0.75%	0.93%	0.96%

Loan servicing income (loss), net
Net cash servicing fees	$5,615	$5,117	$11,319	$10,133
Payoff and curtailment interest cost (a)	(2,083)	(3,620)	(3,610)	(6,145)
Amortization of MSRs	(4,082)	(9,951)	(9,601)	(14,722)
(Provision for) reduction of impairment of MSRs	14,336	(13,238)	1,433	(24,644)

Total loan servicing income (loss), net	$13,786	$(21,692)	$(459)	$(35,378)

Mortgage servicing rights activity
Gross balance at beginning of period	$91,766	$92,178	$95,183	$90,584
Additions	12,074	15,405	18,042	30,359
Amortization	(4,082)	(9,951)	(9,601)	(14,722)
Sales	-	-	-	-
Impairment write-down	(3,945)	(7,684)	(7,811)	(16,273)

Gross balance at end of period	95,813	89,948	95,813	89,948

Allowance balance at beginning of period	22,045	35,672	13,008	32,855
Provision for (reduction of) impairment	(14,336)	13,238	(1,433)	24,644
Impairment write-down	(3,945)	(7,684)	(7,811)	(16,273)

Allowance balance at end of period	3,764	41,226	3,764	41,226

Total mortgage servicing rights, net	$92,049	$48,722	$92,049	$48,722

As a percentage of associated mortgage loans	1.00%	0.55%	1.00%	0.55%
Estimated fair value (b)	$92,483	$48,722	$92,483	$48,722
Weighted average expected life (in months)	67	31	67	31
Custodial account earnings rate	2.10%	1.26%	2.10%	1.26%
Weighted average discount rate	8.97	7.47	8.97	7.47

Earnings Release and Table Listing

	June 30,	December 31,	June 30,
(Dollars in Thousands)	2004	2003	2003

Mortgage loans serviced for others
Total	$9,279,359	$9,313,948	$8,980,037
With capitalized mortgage servicing rights: (b)
Amount	9,242,641	9,268,308	8,916,259
Weighted average interest rate	5.61%	5.79%	6.12%

Custodial account balances	$238,914	$232,562	$548,142

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month, less the actual interest received when a loan prepays prior to the end of the month. This does not include the benefit of the use of repaid loan funds to increase net interest income.
(b) The estimated fair value may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996 and loans temporarily sub-serviced without capitalized mortgage servicing rights.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	June 30,	December 31,	June 30,
(Dollars in Thousands)	2004	2003	2003

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$10,721,816	$8,737,471	$8,544,276
Residential one-to-four units — subprime	1,076,523	988,039	1,196,162

Total residential one-to-four units	11,798,339	9,725,510	9,740,438
Residential five or more units	104,016	92,928	43,255
Commercial real estate	42,540	49,286	53,031
Construction	80,608	105,706	105,858
Land	26,770	16,855	20,090
Non-mortgage:
Commercial	5,083	4,975	6,493
Automobile	1,911	3,823	6,959
Other consumer	179,793	95,319	68,012

Total loans held for investment	12,239,060	10,094,402	10,044,136
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	104,325	52,447	37,472
Allowance for losses	(33,450)	(30,330)	(32,247)

Total loans held for investment, net	$12,309,935	$10,116,519	$10,049,361

Loans held for sale, net
Residential one-to-four units	$662,321	$276,295	$716,477
Other consumer	64	3,090	-
Capitalized basis adjustment (a)	(904)	272	5,452

Total loans held for sale	$661,481	$279,657	$721,929

Delinquent loans
30-59 days	$16,088	$21,660	$22,444
60-89 days	8,784	10,071	9,866
90+ days (b)	26,333	29,887	42,448

Total delinquent loans	$51,205	$61,618	$74,758

Delinquencies as a percentage of total loans	0.40%	0.59%	0.69%

Non-performing assets
Non-accrual loans:
Residential one-to-four units	$24,445	$26,325	$29,758
Residential one-to-four units — subprime	12,615	15,980	26,568
Other	475	523	646

Total non-accrual loans	37,535	42,828	56,972
Real estate acquired in settlement of loans	2,424	5,803	9,464
Repossessed automobiles	9	-	3

Total non-performing assets	$39,968	$48,631	$66,439

Non-performing assets as a percentage of total assets	0.28%	0.42%	0.56%

(a) Reflected the change in fair value of the rate lock derivative from the date of commitment to the date of funding.
(b) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.

Note: Certain prior period amounts have been reclassified to conform to the current presentation.

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